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                                                                    Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CIB Marine Bancshares, Inc.

We consent to incorporation by reference in the registration statements (No. 338-85173, No. 333-72949 and No. 333-87268) on Form S-8 of CIB Marine
Bancshares, Inc. of our report dated October 28, 2005 relating to the consolidated balance sheets of CIB Marine Bancshares, Inc. and Subsidiaries as of December 31, 2003, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003, annual report on Form 10-K of CIB Marine Bancshares, Inc. Our report refers to a change in the method of accounting for goodwill in 2002 for the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets and Statement of Financial Accounting Standards No. 147, Acquisitions of Certain Financial Institutions as discussed in Note 1 to the consolidated financial statements. In addition, our report refers to the restatement of the consolidated financial statements as of and for the years ended December 31, 2002 and 2001, as discussed in Note 2 to the consolidated financial statements.

                 /s/ KPMG LLP

Milwaukee, Wisconsin
October 28, 2005